Exhibit 99(j)









            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 26, 2014 with respect to the financial statements of AllianceBernstein Bond Fund Inc. - Government Reserves Portfolio for the period ended April 30, 2014 which is incorporated by reference in this Post-Effective Amendment No. 129 to the Registration Statement (Form N-1A No. 2-48227) of AllianceBernstein Bond Fund, Inc.



                                                       /s/ ERNST & YOUNG LLP


New York, New York
August 26, 2014